Exhibit 10.7
SECOND AMENDMENT TO CREDIT AGREEMENT
Dated as of August 12, 2009
          This SECOND AMENDMENT (this “Amendment”), dated as of August 12, 2009, is entered into by and among VML US FINANCE LLC, a Delaware limited liability company (the “Borrower”), VENETIAN MACAU LIMITED, a Macau corporation (the “Company”) and THE BANK OF NOVA SCOTIA, as administrative agent for the Lenders (together with its permitted successors in such capacity, “Administrative Agent”), acting with the consent of the Requisite Lenders, and, for the purposes of Section 4 hereof, the Loan Parties listed on the signature pages hereto.
RECITALS
     A. WHEREAS, the Borrower, the Company, the Lenders, the Administrative Agent, The Bank of Nova Scotia, as Collateral Agent, Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Citigroup Global Markets Inc., as co-syndication agents, joint lead arrangers and joint bookrunners, and Banco Nacional Ultramarino, S.A. and Sumitomo Mitsui Banking Corporation as co-documentation agents have entered into that certain Credit Agreement, dated as of May 25, 2006 (together with all Exhibits and Schedules thereto and as amended through the date hereof, the “Credit Agreement”).
     B. WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
     C. WHEREAS, the Loan Parties have requested that the Requisite Lenders agree to amend certain provisions of the Credit Agreement as provided for herein.
     D. WHEREAS, the Requisite Lenders are willing to agree to such amendments relating to the Credit Agreement subject to the terms and conditions set forth below and have consented to Administrative Agent executing this Amendment on their behalf.
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:
          1. Amendments to Credit Agreement. Upon the terms and subject to the conditions set forth herein and in reliance on the representations and warranties of the Loan Parties set forth herein, the parties hereto hereby agree to the following amendments, which amendments refer to the Credit Agreement unless specifically noted otherwise:
               (a) Amendments to Section 1.1 of the Credit Agreement (Definitions). Section 1.1 of the Credit Agreement is hereby amended by:
                    (i) Addition of New Definitions. Adding the following new definitions in proper alphabetical sequence:

     “AH Transfer” is defined in subsection 7.10(xxiii).
     “Delayed Start Revolving Loan Commitments” is defined in subsection 2.9(F).
     “Equity Sale Proceeds” means the aggregate cash proceeds received by the Parent and the Parent’s Subsidiaries in respect of a Permitted Equity Sale in connection with a public or private offering of equity interests (including equity interests that are issued upon conversion or exchange of securities which are convertible into or exchangeable for such equity interests) of a Subsidiary of the Parent through which its ownership interest of the Company is held net of the direct costs relating to such Permitted Equity Sale (including legal, accounting and investment banking fees and expenses and sales, finders’ or brokers commissions) and taxes paid or payable as a result thereof.
     “Excess Asset Sale Proceeds” is defined in subsection 2.4B(iii)(a).
     “Excess Loss Proceeds” is defined in subsection 2.4B(iii)(b).
     “Excess Termination Proceeds” is defined in subsection 2.4B(iii)(c).
     “First Sale” is defined in subsection 7.10(xxiii).
     “Permitted Bond Issuance” is defined in subsection 7.1(xx).
     “Permitted Bond Ratable Share” means, at any date, the percentage equivalent of a fraction (i) the numerator of which is the then outstanding principal amount of Permitted Bonds and (ii) the denominator of which is the sum of the numerator plus the then outstanding principal amount of the Term Loans.
     “Permitted Bonds” is defined in subsection 7.1(xx).
     “Permitted Equity Sale” means any sale or transfer of equity interests (including equity interests that are issued upon conversion or exchange of securities which are convertible into or exchangeable for such equity interests) in a Subsidiary of the Parent through which its ownership of the Company is held through one or more public or private offerings, sales, agreements or stock option plans, if after any such offering, sale, transfer or grant, the common equity interests of the Company owned (either directly or indirectly) by the Parent do not constitute less than 50.1% of the total outstanding common equity interests of the Company (subject to any applicable Usufruct Agreement and mandatory minority shareholder requirements in accordance with the Legal Requirements of Macau SAR), provided that any Equity Sale Proceeds are applied pursuant to subsection 2.4B(iii)(k) hereof to the extent required thereby.”
     “Syndication Agent” means Goldman Sachs Credit Partners L.P. in its capacity as a Co-Syndication Agent.

                    (ii) Amendment to the Definition of “Applicable Margin.” The definition of “Applicable Margin” is hereby amended as follows: Each percentage rate per annum specified therein is increased by, (i) with effect from the Second Amendment Effective Date, 3.25% per annum, until an amount equal to $500,000,000 has been applied to prepay the Loans upon consummation of one or more Permitted Equity Sales pursuant to subsection 2.4B(iii)(k), and (ii) 2.25% per annum after such application of such prepayment pursuant to subsection 2.4B(iii)(k), in each case, from the rates that were in effect prior to the Second Amendment Effective Date.
                    (iii) Amendment to the Definition of “Change of Control.” The definition of “Change of Control” is hereby amended by replacing clause (c) thereof with the following:
“(c) the Parent ceases to own (either directly or indirectly) (i) prior to the occurrence of a Permitted Equity Sale, 100% of the common equity interests of the Company and (ii) following the occurrence of a Permitted Equity Sale, 50.1% of the common equity interests of the Company (subject, in each case, to the any Usufruct Agreement and mandatory minority shareholder requirements in accordance with the Legal Requirements of the Macau SAR); or”
                    (iv) Amendment to the Definition of “Consolidated Adjusted EBITDA.” The definition of Consolidated Adjusted EBITDA is amended by the addition of the following further proviso thereto at the end of the first sentence of such definition:
“; provided further that, for purposes of determining Consolidated Adjusted EBITDA solely for the respective four consecutive Fiscal Quarter periods ending on September 30, 2009, December 31, 2009 and March 31, 2010, to the extent that operating expenses in the most recent Fiscal Quarter in such period have been reduced from levels in any of the three preceding Fiscal Quarters through implementation of reduction-in-force or other cost-cutting initiatives the effect of which the Company reasonably believes is continuing, and the Company so certifies in the certificate delivered pursuant to Section 6.1(iv) for such Fiscal Quarter, then the levels of such operating expenses for such three preceding Fiscal Quarters may be adjusted as if such reductions in operating expenses had been achieved in such quarters as well up to a maximum amount of (i) $40,000,000 for the period of four consecutive Fiscal Quarters ending on September 30, 2009, (ii) $19,000,000 for the period of four consecutive Fiscal Quarters ending on December 31, 2009 and (iii) $12,000,000 for the period of four consecutive Fiscal Quarters ending on March 31, 2010.”
                    (v) Amendment to the Definition of “Consolidated Excess Cash Flow.” The definition of Consolidated Excess Cash Flow is amended by (x) deleting “and” immediately before clause (j) in such definition and (y) inserting the following immediately before the proviso in such definition:

     “and (k) any amounts included in the determination of Consolidated Adjusted EBITDA during such period pursuant to the second proviso in the first sentence of the definition of Consolidated Adjusted EBITDA”
                    (vi) Amendments to the Definition of “Eligible Assignee.” The definition of “Eligible Assignee” is hereby amended by adding the following immediately at the end thereof:
“Notwithstanding the foregoing, the Company may in its sole and absolute discretion waive the restrictions set forth in clauses (i), (ii) and (iii) of the fourth proviso above as to any Person that would otherwise be an Eligible Assignee by notifying the Administrative Agent in writing of such waiver.”
                    (vii) Amendments to the Definition of “Permitted Liens.” The definition of “Permitted Liens” is hereby amended (w) by adding the phrase “and the holders of Indebtedness (and their representatives) incurred pursuant to a Permitted Bond Issuance” immediately following the phrase “the Secured Parties” in clause (i) thereof, (x) deleting “and” at the end of clause (xx) thereof, (y) replacing the “.” at the end of clause (xxi) thereof with “,” and (z) by adding the following additional paragraphs (xxii) and (xxiii) thereto:
     “(xxii) Liens on the Collateral junior in priority to the Liens created by the Collateral Documents pursuant to an intercreditor agreement entered into as contemplated by Section 7.1(xix); and
     (xxiii) Liens on the Collateral that are pari passu with the Liens created by the Collateral Documents pursuant to an intercreditor agreement entered into as contemplated by Section 7.1(xx).”
               (b) Amendments to Section 2.4 of the Credit Agreement (Repayments, Prepayments and Reductions in Commitments; General Provisions Regarding Payments).
(i) Section 2.4B(iii)(a) of the Credit Agreement is hereby amended by the addition of the following further proviso at the end of the first sentence thereof:
“; provided further that the amount of any prepayment otherwise required pursuant to the foregoing provisions of this subsection 2.4B(iii)(a) shall be reduced by an amount equal to the lesser of (x) the Permitted Bond Ratable Share of such amount and (y) the amount of the related Net Asset Sale Proceeds which are required by the provisions of the Permitted Bonds to be applied or offered to be applied to the redemption or retirement of Permitted Bonds; provided that to the extent such Net Asset Sale Proceeds are not so applied to retire or redeem Permitted Bonds after an offer to do so has been made (“Excess Asset Sale Proceeds”), such Excess Asset Sale Proceeds shall be applied to repay Loans in accordance with this Section 2.4B(iii)(a).”

(ii) Section 2.4B(iii)(b) of the Credit Agreement is hereby amended by the addition of the following further proviso at the end of the first sentence thereof:
“; provided further that the amount of any prepayment otherwise required pursuant to the foregoing provisions of this subsection 2.4B(iii)(b) shall be reduced by an amount equal to the lesser of (x) the Permitted Bond Ratable Share of such amount and (y) the amount of the related Net Loss Proceeds which are required by the provisions of the Permitted Bonds to be applied or offered to be applied to the redemption or retirement of Permitted Bonds; provided that to the extent such Net Loss Proceeds are not so applied to retire or redeem Permitted Bonds after an offer to do so has been made (“Excess Loss Proceeds”), such Excess Loss Proceeds shall be applied to repay Loans in accordance with this Section 2.4B(iii)(b).”
(iii) Section 2.4B(iii)(c) of the Credit Agreement is hereby amended by the addition of the following proviso at the end thereof:
“; provided that the amount of any prepayment otherwise required pursuant to the foregoing provisions of this subsection 2.4B(iii)(c) shall be reduced by an amount equal to the lesser of (x) the Permitted Bond Ratable Share of such amount and (y) the amount of the related Net Termination Proceeds which are required by the provisions of the Permitted Bonds to be applied or offered to be applied to the redemption or retirement of Permitted Bonds; provided that to the extent such Net Termination Proceeds are not so applied to retire or redeem Permitted Bonds after an offer to do so has been made (“Excess Termination Proceeds”), such Excess Termination Proceeds shall be applied to repay Loans in accordance with this Section 2.4B(iii)(c).”
(iv) Section 2.4B(iii)(d) of the Credit Agreement is hereby amended to read in its entirety as follows:
          “(d) Prepayments Due to Incurrence of Debt.
     On the fifth Business Day following the date of receipt by the Company or any other Loan Party of the Cash proceeds (any such proceeds, net of underwriting discounts and commissions and other reasonable fees, costs and expenses associated therewith, including reasonable legal fees and expenses, being “Net Proceeds”) from the incurrence of any debt of the Company or any other Loan Party (other than any debt expressly permitted under clauses (i)-(xix) of subsection 7.1), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Proceeds.”
(v) Section 2.4 of the Credit Agreement is hereby amended by adding the following new subsection 2.4B(iii)(k) immediately following subsection 2.4B(iii)(j):
          “(k) Prepayments Due to a Permitted Equity Sale.

     (1) If any Permitted Equity Sale is consummated, then no later than the fifth Business Day following the date of receipt by the Parent, the Parent’s Subsidiaries or the Company of any Equity Sale Proceeds in respect of such Permitted Equity Sale, an amount equal to such Equity Sale Proceeds shall be applied to prepay the Loans (with a concurrent permanent reduction in the Revolving Loan Commitments) in accordance with subsection 2.4B(iii)(k)(2); provided that the aggregate amount required to be applied to prepay the Loans pursuant to this subsection 2.4B(iii)(k)(1) shall not exceed $500,000,000.
     (2) Any amounts required to be applied pursuant to subsection 2.4B(iii)(k)(1) will be applied to prepay all outstanding Loans on a pro rata basis (with a concurrent permanent and ratable reduction in the Revolving Loan Commitments in an amount equal to the principal amount of Revolving Loans so prepaid).
     (3) The provisions of subsections 2.4B(iv)(c)-(e) will apply to any prepayments required under this subsection 2.4B(iii)(k).”
               (c) Amendments to Section 2.9 of the Credit Agreement (Delayed Start Revolving Commitments). Section 2.9 of the Credit Agreement is hereby amended by adding the following new subsection 2.9F:
          “F. Delayed Start Revolving Commitments.
                    (i) The Borrower may by written notice to the Syndication Agent and the Administrative Agent elect to request from time to time prior to the Revolving Loan Commitment Termination Date, the establishment of one or more new revolving credit commitments to take effect on the Revolving Loan Commitment Termination Date (or any time thereafter but prior to the Maturity Date of the Term B Delayed Draw Loans) (the “Delayed Start Revolving Loan Commitments”), in an aggregate amount not in excess of the then amount of the Revolving Loan Commitments. In the event of any reduction in the aggregate amount of the Revolving Loan Commitments below the amount of the Delayed Start Revolving Loan Commitments subsequent to the establishment of the Delayed Start Revolving Loan Commitments, and prior to the Revolving Loan Commitment Termination Date, the Delayed Start Revolving Loan Commitments shall simultaneously and automatically be ratably reduced by an amount such that the Delayed Start Revolving Loan Commitments shall not exceed the Revolving Loan Commitments as so reduced. Delayed Start Revolving Loan Commitments shall become effective as of the Revolving Loan Commitment Termination Date; provided that (1) no Potential Event of Default or Event of Default shall exist on such date before or after giving effect to such Delayed Start Revolving Loan Commitments and any related Credit Extensions; (2) the Revolving Loan Commitments shall have terminated on the Revolving Loan Commitment Termination Date, and any Revolving Loans theretofore made shall have been repaid in full; (3) the Delayed Start Revolving Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Syndication Agent, the Administrative Agent and the Lenders that have been allocated any portion of the

Delayed Start Revolving Loan Commitments and have agreed to such allocation in their sole discretion, and each of which shall be recorded in the Register and shall be subject to the requirement set forth in subsection 2.7B(iii); (4) the Borrower shall deliver or cause to be delivered any legal opinions or other documents or reasonably requested by the Syndication Agent or the Administrative Agent in connection with any such transaction; and (5) the conditions set forth in subsection 2.9F(ii) shall be satisfied as of the Revolving Loan Commitment Termination Date.
                    (ii) No effect shall be given to the Delayed Start Revolving Loan Commitments prior to the Revolving Loan Commitment Termination Date in determining the requisite Lender approval for any amendment, modification, termination, waiver or consent in respect of the Loan Documents (a “modification”) pursuant to Section 10.6. However, it shall be a condition to the availability of the Delayed Start Revolving Loan Commitment of any Lender on and after the Revolving Loan Commitment Termination Date that (a) in connection with any modification of the Loan Documents effected subsequent to the establishment of the Delayed Start Revolving Loan Commitments but prior to the Revolving Loan Commitment Termination Date, approval thereof shall have been solicited (solely for purposes of this subsection 2.9F(ii)) from the Lenders having Delayed Start Revolving Loan Commitments and (b) either (x) such Lender shall have approved such modification or (y) such modification shall have been approved by sufficient Lenders (including for this purpose Lenders having Delayed Start Revolving Loan Commitments and excluding Lenders having Revolving Loan Commitments) as would have been required for effectiveness if such modification had been entered into on the Revolving Loan Commitment Termination Date. No Lender having both a Revolving Loan Commitment and a Delayed Start Revolving Loan Commitment may approve a modification with respect to one but not the other of such Commitments.
                    (iii) The terms and provisions of the Delayed Start Revolving Credit Commitments shall be, except as otherwise set forth herein or in the related Joinder Agreement, identical to the Revolving Loan Commitments and the Revolving Loans. The Joinder Agreements for the Delayed Start Revolving Loan Commitments shall specify the date of scheduled termination of such Commitments, the Applicable Margin applicable thereto, the applicable rate for commitment fees with respect thereto, the applicable fees payable to the Lenders thereunder and any other terms and conditions thereof which are different from those applicable to the Revolving Loan Commitments and the Revolving Loans (and which do not affect the rights and obligations of any other Class of Loans hereunder); provided that all such terms and conditions shall be identical for all Delayed Start Revolving Loan Commitments. Each such Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and to the other Loan Documents as may be necessary or appropriate, in the opinion of the Syndication Agent and the Administrative Agent, to effect the provisions of this Section 2.9F.”
               (d) Amendments to Section 7.1 of the Credit Agreement (Indebtedness). Section 7.1 of the Credit Agreement is hereby amended by adding the following new subsections 7.1(xix) and 7.1(xx) immediately following subsection 7.1(xviii):
     “(xix) The Company may from time to time issue senior unsecured notes or senior notes secured by a second priority Lien on the Collateral, and the Guarantors may issue unsecured guarantees thereof or guarantees thereof secured by a second priority Lien on the Collateral; provided that (i) the aggregate principal amount of notes issued pursuant to this subsection 7.1(xix) does not exceed $500,000,000 at any time outstanding, (ii) the maturity date of and the date any scheduled installment of principal is due on such notes issued pursuant to this subsection 7.1(xix), shall not be prior to the latest Maturity Date of any Loan at the time of issuance of such notes and (iii) after giving pro forma effect to any such issuance, the Consolidated Leverage Ratio is not greater than 3.0:1.0. The Collateral Agent is hereby authorized and directed to enter into an intercreditor agreement in customary form, under then current market conditions and reasonably satisfactory to it and amendments to the Collateral Documents as may be reasonably requested by the Company in order to facilitate such an issuance of second priority secured notes, which execution and delivery shall be conditioned upon receipt of the Collateral Agent of such certifications, opinions of counsel and other confirmations as the Collateral Agent may reasonably request; and
     (xx) the Company may issue from time to time, and the Guarantors may guarantee, senior secured notes (“Permitted Bonds”) that rank pari passu with the Loans (“Permitted Bond Issuance”); provided that: (i) the Net Proceeds are applied pursuant to subsection 2.4B(iii)(d) hereof and (ii) the aggregate principal amount of Permitted Bonds issued pursuant to all such Permitted Bond Issuances does not exceed $1,000,000,000 at any time outstanding. The Collateral Agent is hereby authorized and directed to execute and deliver such amendments to the Collateral Documents as may be reasonably requested by the Company and necessary or desirable to facilitate a Permitted Bond Issuance, and/or an intercreditor agreement in customary form, under then current market conditions and reasonably satisfactory to it, in each case which execution and delivery shall be conditioned upon receipt by the Collateral Agent of such certifications, opinions of counsel and other confirmations as the Collateral Agent may reasonably request as to the legal matters set forth in Section 5 hereof with respect to the Collateral Documents after giving effect to such amendments thereto and the related Permitted Bond Issuance.”
               (e) Amendments to Section 7.2 of the Credit Agreement (Liens and Related Matters).
(i) Section 7.2C of the Credit Agreement is hereby amended by (x) replacing “or” at the end of clause (iv) thereof with “,” , (y) inserting “or” at the end of clause (v) thereof and (z) by adding the following additional clause (vi) at the end thereof:
     “(vi) as set forth in any agreement relating to Indebtedness permitted pursuant to subsections 7.1(xix) and 7.1(xx) hereof.”

(ii) Section 7.2D of the Credit Agreement is hereby amended by replacing clauses (i) and (j) thereof with the following:
     “(i) as set forth in any agreement relating to Indebtedness permitted pursuant to subsections 7.1(xix) and 7.1(xx) hereof, (j) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, extensions, refundings, replacements or refinancings in whole or in part of the contracts, instruments or obligations referred to in clauses (a) through (i) above (provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s management, no more restrictive with respect to such dividend and other payments restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, extension, refunding, replacement or refinancing), or (k) as contained in the Gaming Concession Contract or as otherwise required by any Legal Requirement of Macau SAR or the Macau Gaming Authority.”
               (f) Amendments to Section 7.3 of the Credit Agreement (Investments; Joint Ventures; Formation of Subsidiaries). Subsection 7.3(viii) of the Credit Agreement is hereby amended by (x) replacing “and” at the end of clause (a) thereof with “,” , (y) inserting “and” at the end of clause (b) thereof and (z) by adding the following additional clause (c) at the end thereof:
     “(c) the proceeds, if any, from the Company’s issuance of any senior unsecured notes or senior notes secured by a second priority Lien on the Collateral in accordance with subsection 7.1(xix) hereof.”
               (g) Amendments to Section 7.6 of the Credit Agreement (Financial Covenants).
     The table in Section 7.6B is hereby amended to read in its entirety as follows:

Maximum Consolidated Leverage
Fiscal Quarter Ending	Ratio
June 30, 2009	4.00:1.0
September 30, 2009	4.50:1.0
December 31, 2009	4.50:1.0
March 31, 2010	4.00:1.0
June 30, 2010	4.00:1.0
September 30, 2010	3.50:1.0
December 31, 2010	3.50:1.0
March 31, 2011 and thereafter	3.00:1.0

               (h) Amendments to Section 7.10 of the Credit Agreement (Transactions with Shareholders and Affiliates). Section 7.10 of the Credit Agreement is hereby amended by (x) deleting “and” at the end of subsection (xx) thereof, (y) replacing “.” at the end of end of subsection (xxi) thereof with “;”and (z) by adding the following new subsections 7.10(xxii) and 7.10(xxiii) immediately following subsection 7.10(xxi):
     “(xxii) agreements and other arrangements entered into in connection with a Permitted Equity Sale in order to facilitate such Permitted Equity Sale that are either (i) required by the listing rules and procedures of the applicable exchange on which any equity securities are listed in connection with such Permitted Equity Sale or (ii) on terms which are not less favorable than arm’s length terms; and
     (xxiii) the contemplated transfer (the “AH Transfer”) by the Company of all or substantially all of the “apart hotel” tower component of the Four Seasons Macau Resort Project to a wholly-owned Excluded Subsidiary in exchange for such Excluded Subsidiary granting to the Company (or being obligated to grant to third parties selected by the Company) the “right of use” for each apartment in such tower, provided that (a) notwithstanding any provision to the contrary in the Collateral Documents, such tower will remain as Collateral until shares in such Excluded Subsidiary, and a “right of use” with respect to one or more apartments, have been sold to a third party on arms-length terms (the first such sale, the “First Sale”); (b) simultaneously with the AH Transfer, all of the direct equity interests in such Excluded Subsidiary shall be pledged to the Collateral Agent, on behalf of the Secured Parties, as security for the Obligations pursuant to pledge documents that (1) provide for the release of such pledge on equity interests that are sold to third parties on arms-length terms and (2) are in all other respects reasonably satisfactory to the Administrative Agent; (c) the AH Transfer must comply with all of the requirements set forth in subsection (viii) of Section 7.7 above, with the reference in clause (e) of said subsection to “proceeds” being deemed to be a reference to all of the proceeds from the sales of equity interests in such Excluded Subsidiary and “rights of use” for such apartments; (d) the organizational documents of such Excluded Subsidiary shall be reasonably satisfactory to the Administrative Agent and (e) no later than the closing date of the First Sale, the third-party manager of such tower (if any) shall have entered into a “subordination and non-disturbance agreement” with the Collateral Agent on terms reasonably satisfactory to the Collateral Agent.”
          2. Conditions to Effectiveness.
          The effectiveness of the amendments contained in Section 1 hereof is conditioned upon satisfaction of all of the following conditions precedent (the date on which all such conditions have been satisfied being referred to herein as the “Second Amendment Effective Date”):
               (a) Administrative Agent shall have received (i) a counterpart signature page of this Amendment duly executed by each Loan Party and (ii) consent and authorization from the Requisite Lenders to execute this Amendment on their behalf;
               (b) each of the representations and warranties in Section 3 below shall be true and correct in all material respects on and as of the Second Amendment Effective Date;
               (c) each of the Syndication Agent and the Administrative Agent shall have received payment in immediately available funds of all fees and other amounts due and payable on or prior to the Second Amendment Effective Date, including, without limitation, (i) in the case of the Administrative Agent only, for the account of each consenting Lender that has evidenced its agreement hereto by 4:00 p.m. (New York City time) on or before August 12, 2009, a non-refundable consent fee in an amount equal to 0.50% of the aggregate principal amount (without duplication) of such Lender’s Commitments and Loans outstanding as of the date hereof and (ii) in the case of each of the Syndication Agent and the Administrative Agent, reimbursement or other payment of all reasonable and documented out-of-pocket expenses incurred by each of the Syndication Agent and the Administrative Agent, respectively (including, without limitation, reasonable and documented legal fees), required to be reimbursed or paid by the Borrower, any Loan Party or the Parent under the Credit Agreement (including, without limitation, in connection with this Amendment and the documents and transactions related hereto) or any engagement letter entered into by the Borrower and/or the Parent and the Syndication Agent and for which invoices have been previously presented on or before the Second Amendment Effective Date; and
               (d) Administrative Agent shall have received such other documents, instruments, certificates and approvals as it may reasonably request.
     Administrative Agent will notify the Borrower reasonably promptly upon the occurrence of the Second Amendment Effective Date.
          3. Representations and Warranties. In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein each Loan Party which is a party hereto represents and warrants to each Lender that each of the following statements is true and correct in all material respects:
               (a) Corporate Power and Authority. Such Loan Party has all requisite corporate, limited liability company or other organizational power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement (as amended hereby). The execution, delivery and performance by such Loan Party of this Amendment, and the performance by such Loan Party of the Credit Agreement (as amended hereby) and each other Loan Document to which it is a party, have been duly authorized by all necessary corporate, limited liability company or other organizational action of such Person, and no other corporate, limited liability company or other organizational proceedings on the part of each such Person are necessary to consummate such transactions.

               (b) Enforceability; Binding Obligations. This Amendment has been duly executed and delivered by such Loan Party. Each of this Amendment and, after giving effect to this Amendment, the Credit Agreement and the other Loan Documents, (i) is the legal, valid and binding obligation of each Loan Party hereto and thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) is in full force and effect. Neither the execution, delivery or performance of this Amendment or the performance of the Credit Agreement (as amended hereby), nor the performance of the transactions contemplated hereby or thereby, will adversely affect the validity, perfection or priority of Collateral Agent’s Liens on any of the Collateral or its ability to realize thereon, except as contemplated by subsections 7.1 (xix) and (xx) of the Credit Agreement as amended by this Amendment.
               (c) Incorporation of Representations and Warranties from Credit Agreement. After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents (other than any such representations and warranties that, by their terms, are specifically made as of an earlier date, in which case they were true and correct in all material respects on and as of such earlier date) are and will be true and correct in all material respects on and as of the Second Amendment Effective Date to the same extent as though made on and as of that date.
               (d) No Conflicts. Neither the execution and delivery by such Loan Party of this Amendment, nor the consummation of the transactions contemplated hereby, nor the performance of and compliance with the terms and provisions hereof or of the Credit Agreement (as amended hereby) by such Loan Party do and will, at the time of such performance, (i) violate any provision of (a) any Legal Requirement applicable to such Loan Party, (b) the Organizational Documents of such Loan Party or (c) any order, judgment or decree of any Governmental Instrumentality binding on such Loan Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Loan Party, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Loan Party (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf of the Lenders) or (iv) require any approval of any Person under any Contractual Obligation of such Loan Party except for such approvals or consents which will be obtained on or before the Second Amendment Effective Date, or are not yet required to be obtained pursuant to such Contractual Obligation and which such Loan Party has no reason to believe cannot be obtained when required, and disclosed in writing to Lenders, and except for such violations, conflicts, approvals and consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Instrumentality or any other Person is required in connection with the transactions contemplated hereby, other than the post-effective notice to the Gaming Inspection and Coordination Bureau required under the Gaming Sub-Concession Contract.

               (e) No Default. After giving effect to this Amendment, no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.
          4. Acknowledgment and Consent.
               (a) Each Loan Party hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment. Each Loan Party hereby confirms that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents the payment and performance of all “Obligations” (as defined in the applicable Loan Document) under each of the Loan Documents to which it is a party.
               (b) Each Loan Party acknowledges and agrees that all Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment.
               (c) Each Loan Party acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Loan Party is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Loan Party to any future amendments to the Credit Agreement.
          5. Immunity and Indemnification of Agents. For the avoidance of doubt, the general immunity and indemnification provisions of Sections 9.2 and 9.4 of the Credit Agreement shall apply to all matters described in this Amendment with respect to any Agent.
          6. Reference to and Effect on Credit Agreement and other Loan Documents.
               (a) On or after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Amendment.
               (b) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

               (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided in this Amendment, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Secured Party under any of the Loan Documents.
          7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of any signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
          8. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          9. Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles thereof that would require the application of laws other than those of the State of New York.
(signature pages follow)

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized, as of the date first written above.

BORROWER: VML US FINANCE LLC
By:	/s/ Kenneth J. Kay
	Name:	Kenneth J. Kay
	Title:	Senior Vice President and Chief Financial Officer

COMPANY: VENETIAN MACAU LIMITED
By:	/s/ Luis Nuno Mesquita de Melo
	Name:	Luis Nuno Mesquita de Melo
	Title:	Director

THE BANK OF NOVA SCOTIA, as Administrative Agent
By:	/s/ Annabella Guo
	Name:	Annabella Guo
	Title:	Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent
By:	/s/ Douglas Tansey
Title: Authorized Signatory